Exhibit 99.4

MONOTYPE IMAGING HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) of Monotype Imaging Holdings Inc. (“Monotype” or “the Company”) and Olapic, Inc. (“Olapic”) have been prepared to give effect to Monotype’s acquisition of Olapic, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) dated July 20, 2016 by and among Monotype Imaging Inc. (“Monotype Imaging”), a Delaware corporation and wholly-owned subsidiary of Monotype, Project Wave Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Monotype Imaging, Olapic and Shareholder Representative Services LLC, a Colorado limited liability company. On August 9, 2016, the Company completed its previously announced acquisition of Olapic in exchange for cash consideration of approximately $130.0 million, prior to adjustments, subject to net assets, indebtedness, cash and transaction expense adjustments as set forth in the Merger Agreement, and Olapic became a wholly-owned subsidiary of Monotype Imaging (the “Acquisition”).

The merger will be accounted for using the acquisition method of accounting for business combinations under U.S. generally accepted accounting principles, or GAAP. Based on the merger agreement and analysis performed, Monotype has been identified as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet (the “Pro Forma Balance Sheet”) as of June 30, 2016 is based on the historical consolidated balance sheets of Monotype and Olapic after giving effect to the merger as if it had occurred on June 30, 2016, including any adjustments to fair value required. Similarly, the unaudited pro forma condensed combined statements of income (the “Pro Forma Statements of Income”) for the year ended December 31, 2015 and six months ended June 30, 2016 are based on the historical consolidated statements of income of Monotype and Olapic after giving effect to the merger as if it had occurred on January 1, 2015.

The historical consolidated financial information has been adjusted in the Pro Forma Financial Statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the Pro Forma Statements of Income, are expected to have a continuing impact on the results of operations.

The Pro Forma Financial Statements and adjustments have been prepared based on information that is currently available and certain assumptions, which are described in the accompanying notes thereto. Given that the acquisition method of accounting is dependent upon certain valuations and other analyses that have yet to be completed, the assumptions, estimates and adjustments reflected in the Pro Forma Financial Statements are preliminary and subject to change. As such, actual results may differ materially from the assumptions, estimates and adjustments reflected in the Pro Forma Financial Statements. Furthermore, the Company expects to incur additional costs associated with integrating the business of the Company and Olapic. The accompanying Pro Forma Financial Statements do not reflect the financial impact of any future cost savings, restructurings, synergies, integration costs or non-recurring activities and one-time transactions costs that may be realized or incurred in subsequent reporting periods. As the Pro Forma Financial Statements reflect only those adjustments that are expected to have a continuing impact on the results of operations, there may be certain non-recurring charges and related tax effects not reflected on the Pro Forma Statements of Income that will be included in the actual consolidated statements of income of Monotype following the closing of the merger.

The Pro Forma Financial Statements are provided for information purposes only and are not intended to represent, or be indicative of, future anticipated financial position or results of operations or the results that would have occurred had the merger been consummated on the dates indicated herein. The Pro Forma Financial Statements should be read in conjunction with: (i) the accompanying notes to the unaudited pro forma condensed combined financial statements, (ii) the separate historical audited consolidated financial statements and related notes of Monotype as of December 31, 2015 and for the year ended December 31, 2015 including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016, (iii) and the separate historical unaudited consolidated financial statements and related notes of Monotype as of and for the six months ended June 30, 2016 included in Monotype’s Annual Report on Form 10-K for the year ended December 31, 2015 and Monotype’s Quarterly Report on Form 10-Q for the six months ended June 30, 2016, respectively, and (iv) the historical audited and unaudited consolidated financial statements and related notes of Olapic for the year ended December 31, 2015 and for the six months ended June 30, 2016, respectively, which are contained in Exhibits 99.2 and 99.4, respectively, of this Current Report on Form 8-K/A.

Based on the Company’s preliminary review of Olapic’s summary of significant accounting policies disclosed in Olapic’s financial statements, the nature and amount of any adjustments to the historical financial statements of Olapic to conform Olapic’s accounting policies to those of the Company’s are not expected to be significant. Further review of Olapic’s accounting policies and financial statements may result in required revisions to Olapic’s policies and classifications to conform to the Company’s.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

As of June 30, 2016

(In thousands, except share and per share data)

	Reported as of June 30, 2016
			Pro Forma		Pro Forma
	Monotype	Olapic	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$109,517	$6,009	$(22,171	)(A)(G)	$93,355
Accounts receivable, net of allowance for doubtful accounts	13,872	4,087	—	(B)	17,959
Income tax refunds receivable	1,396	—	—		1,396
Prepaid expense and other current assets	4,430	423	—	(B)	4,853

Total current assets	129,215	10,519	(22,171)		117,563
Property and equipment, net	14,061	858	—	(C)	14,919
Goodwill	186,259	—	86,974	(D)	273,233
Intangible assets, net	65,687	—	33,000	(E)	98,687
Restricted cash	9,335	528	8,472	(F)(G)	18,335
Other assets	2,834	68	(46	)(G)	2,856

Total assets	$407,391	$11,973	$106,229		$525,593

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,484	$1,882	$—	(B)	$3,366
Accrued expenses and other current liabilities	20,682	472	941	(B)(K)	22,095
Accrued income taxes payable	2,470	86	—	(B)	2,556
Deferred revenue	9,213	8,999	(5,203	)(H)	13,009
Revolving line of credit	—	1,487	(1,487	)(G)	—
Current portion of long-term debt	—	833	(833	)(G)	—
Credit facility	—	—	110,000	(G)	110,000

Total current liabilities	33,849	13,759	103,418		151,026

Long-term debt, net of current portion	—	1,597	(1,597	)(G)	—
Other long-term liabilities	7,867	245	(245	)(I)	7,867
Deferred income taxes	38,660	—	1,966	(O)	40,626
Reserve for income taxes, net of current portion	2,429	—	—		2,429
Accrued pension benefits	5,117	—	—		5,117
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, Authorized shares: 10,000,000; Issued and outstanding: none	—	—	—		—
Common stock, $0.001 par value, Authorized shares: 250,000,000; Issued: 42,962,295 shares at June 30, 2016	43	—	—		43
Additional paid-in capital	264,886	20,903	(20,903	)(J)	264,886
Treasury stock, at cost, 2,060,841 shares at June 30, 2016	(50,455)	—	—		(50,455)
Retained earnings (accumulated deficit)	111,960	(24,503)	23,562	(J)(K)	111,019
Accumulated other comprehensive loss	(6,965)	(1)	1	(J)	(6,965)

Total stockholders’ equity (deficit)	319,469	(3,601)	2,660		318,528

Noncontrolling interest of consolidated subsidiary	—	(27)	27	(J)	—

Total liabilities and stockholders’ equity	$407,391	$11,973	$106,229		$525,593

See the accompanying notes to the unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For the Year Ended December 31, 2015

(In thousands, except share and per share data)

	Reported for the Year Ended December 31, 2015
	Monotype	Olapic	Pro Forma Adjustments		Pro Forma Combined
Revenue	$192,419	$9,434	$(4,198	)(H)	$197,655
Cost of revenue	30,281	3,089	—		33,370
Cost of revenue—amortization of acquired technology	4,448	—	1,660	(E)	6,108

Total cost of revenue	34,729	3,089	1,660		39,478

Gross profit	157,690	6,345	(5,858)		158,177
Operating expenses:
Marketing and selling	57,297	7,736	1,912	(L)	66,945
Research and development	21,477	1,774	1,912	(L)	25,163
General and administrative	33,343	5,413	2,149	(L)	40,905
Amortization of other intangible assets	3,129	—	4,325	(E)	7,454

Total operating expenses	115,246	14,923	10,298		140,467

Income (loss) from operations	42,444	(8,578)	(16,156)		17,710
Other (income) expense:
Interest expense	963	183	1,740	(M)	2,886
Interest income	(44)	—	44	(N)	—
Loss on extinguishment of debt	112	—	—		112
Loss on foreign exchange	987	—	—		987
Gain on derivatives	(27)	—	—		(27)
Other (income) expense, net	(22)	191	(237	)(L)	(68)

Total other expense	1,969	374	1,547		3,890

Income (loss) before provision for income taxes	40,475	(8,952)	(17,703)		13,820
Provision (benefit) for income taxes	14,278	59	(8,435	)(P)	5,902

Net income (loss)	$26,197	$(9,011)	$(9,268)		$7,918

Net income available to common stockholders—basic	$25,575	$(9,011)	$(9,268)		$7,296

Net income available to common stockholders—diluted	$25,579	$(9,011)	$(9,268)		$7,300

Net income per common share:
Basic	$0.66				$0.19

Diluted	$0.65				$0.19

Weighted-average number of shares outstanding—basic	38,840,094				38,840,094
Weighted-average number of shares outstanding—diluted	39,382,566				39,382,566
Dividends declared per common share	$0.40				$0.40

See the accompanying notes to the unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For the Six Months Ended June 30, 2016

(In thousands, except share and per share data)

	Reported for the Six Months Ended June 30, 2016
	Monotype	Olapic	Pro Forma Adjustments		Pro Forma Combined
Revenue	$98,575	$7,593	$(447	)(H)	$105,721
Cost of revenue	15,907	3,361	—		19,268
Cost of revenue—amortization of acquired technology	2,262	—	830	(E)	3,092

Total cost of revenue	18,169	3,361	830		22,360

Gross profit	80,406	4,232	(1,277)		83,361
Operating expenses:
Marketing and selling	28,735	6,678	956	(L)	36,369
Research and development	13,327	1,076	956	(L)	15,359
General and administrative	17,487	4,620	247	(L)	22,354
Amortization of other intangible assets	1,477	—	2,163	(E)	3,640

Total operating expenses	61,026	12,374	4,322		77,722

Income (loss) from operations	19,380	(8,142)	(5,599)		5,639
Other (income) expense:
Interest expense	324	87	875	(M)	1,286
Interest income	(126)	—	31	(N)	(95)
Loss on foreign exchange	434	—	—		434
Gain on derivatives	(206)	—	—		(206)
Other expense, net	(21)	69	—		48

Total other expense	405	156	906		1,467

Income (loss) before provision for income taxes	18,975	(8,298)	(6,505)		4,172
Provision for income taxes	6,964	208	(4,722	)(P)	2,450

Net income (loss)	$12,011	$(8,506)	$(1,783)		$1,722

Net income (loss) available to common shareholders—basic	$11,668	$(8,506)	$(1,783)		$1,379

Net income (loss) available to common shareholders—diluted	$11,669	$(8,506)	$(1,783)		$1,380

Net income per common share:
Basic	$0.30				$0.04

Diluted	$0.29				0.03

Weighted average number of shares:
Basic	39,250,297				39,250,297
Diluted	39,635,262				39,635,262
Dividends declared per common share	$0.22				$0.22

See the accompanying notes to the unaudited Pro Forma Condensed Combined Financial Statements.

1. Basis of Presentation

On August 9, 2016, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 20, 2016 by and among Monotype Imaging Inc. (“Monotype Imaging”), a Delaware corporation and a wholly-owned subsidiary of Monotype Imaging Holdings Inc. (“Monotype” or “the Company”), Project Wave Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Monotype Imaging, Olapic, and Shareholder Representative Services LLC, a Colorado limited liability company, the Company completed its acquisition of Olapic in exchange for cash consideration of approximately $130.0 million, prior to adjustments, subject to net asset, indebtedness, cash and transaction expense adjustments as set forth in the Merger Agreement, and Olapic became a wholly-owned subsidiary of Monotype Imaging (the “Acquisition”).

The accompanying unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of the Company and Olapic, after giving effect to the Acquisition and adjustments described in these footnotes, and are intended to reflect the impact of the Acquisition on the Company.

The financial data in the Pro Forma Financial Statements are presented in U.S. dollars and have been prepared in accordance with Monotype’s accounting policies that conform to U.S. GAAP and the rules and regulations of SEC Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2016 is based on the historical condensed consolidated balance sheets of Monotype and Olapic after giving effect to the merger as if it had occurred on June 30, 2016, including any adjustments to fair value required. Similarly, the unaudited pro forma condensed combined statements of income for the year ended December 31, 2015 and six months ended June 30, 2016 are based on the historical consolidated statements of income of Monotype and Olapic after giving effect to the merger as if it had occurred on January 1, 2015.

The historical consolidated financial information has been adjusted in the Pro Forma Financial Statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the Pro Forma Statements of Income, are expected to have a continuing impact on the results of operations.

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of cost savings following the Acquisition or anticipated costs the Company will incur to realize such synergies, including retention payments. These savings are expected to result from streamlining of product development initiatives, rationalization of overlapping functional areas, such as sales and marketing and certain general and administrative functions. Although management expects that costs savings will result from the Acquisition, there can be no assurance that these cost savings will be achieved.

The merger will be accounted for under the acquisition method of accounting for business combinations pursuant to Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair market values as of the date of completion of the merger. ASC 820, Fair Value Measurements (“ASC 820”), which establishes a framework for measuring fair values, defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

The Company’s cost to acquire Olapic has been allocated to the assets acquired and liabilities assumed based upon the respective preliminary estimate of fair values as of the date of the merger using assumptions that the Company’s management believes are reasonable given the information currently available. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated amounts of net assets of $89.4 million as of the effective date of the Acquisition was allocated to goodwill, in accordance with the accounting guidance. The amounts allocated to acquired assets and assumed liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary internal valuation estimates. Definitive allocations are being performed and finalized based on certain valuations and other studies performed by the Company with the services of outside valuation specialists. Accordingly, the purchase price allocation adjustments and related amortization reflected in the foregoing unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value.

Acquisition-related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred, but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects the $0.7 million of estimated acquisition-related transaction costs of both companies, as a reduction of cash with a corresponding decrease in retained earnings. These costs are not presented in the unaudited pro forma condensed combined statement of income because they will not have a continuing impact on the combined results.

2. Financing Transactions

Monotype completed the acquisition of Olapic for approximately $123.7 million in cash. The Company partially financed the acquisition by drawing $110.0 million on its existing credit facility. Olapic’s existing debt as of the acquisition date was extinguished as part of the acquisition.

3. Preliminary Purchase Price Allocation

The following is a preliminary estimate of the purchase price consideration for Olapic based on the terms of the Merger Agreement:

(In thousands)
Base merger consideration	$130,000
Add: estimated Olapic cash at time of closing	5,284
Less: founder holdback (a)	(9,000)
Less: estimated net asset adjustment (b)	(2,585)

Estimated consideration	$123,699

(a)	The founder holdback represents $9.0 million of the base merger consideration which has been placed in escrow and will be paid to the founders of Olapic provided they provide the requisite period of service as defined in the merger agreement. Payments are contingent upon providing future service to the Company, so this amount will be recognized as compensation expense over the periods the service is to be provided.
(b)	The estimated net asset adjustment reflects the estimated amount due to Monotype upon the preparation and approval of the Olapic closing balance sheet as of the acquisition date, in accordance with the terms of the merger.

For the purpose of this pro forma analysis, the preliminary acquisition accounting is as follows:

(In thousands)
Tangible assets	$11,927
Goodwill	86,974
Identifiable intangible assets	33,000
Liabilities assumed	(8,202)

Estimated consideration	$123,699

Deferred tax liabilities include tax effects of fair value adjustments related to identifiable intangible assets. Tangible assets acquired and assumed liabilities were valued at their respective carrying amounts recorded by Olapic, as the Company believes that their carrying value amounts approximate their fair values at the acquisition date.

The amounts presented in the table above are preliminary and have been used to prepare pro forma adjustments in the Pro Forma Balance Sheet and Pro Forma Statements of Income. The final acquisition accounting will be determined when the Company has completed the detailed valuations and necessary calculations. The final acquisition accounting may include (1) changes in fair value of intangible assets such as developed technology, customer relationships and trademarks and trade names, as well as goodwill and (2) other changes to assets and liabilities. Such changes may be material.

4. Valuation of Intangibles Assets and Goodwill

The acquisition method of accounting requires the Company recognize 100% of the fair value of the business acquired as of the acquisition date, which includes any identifiable intangible assets and goodwill. The fair value of identifiable intangibles assets, including developed technology, customer relationships, trademarks and trade names, and non-compete agreements, are based upon a detailed valuation that uses information and assumptions provided by management, as further described below.

Identifiable Intangible Assets

The identifiable intangible assets are as follows:

Amount Assigned (In thousands)
Estimated amortizable intangible assets:
Developed technology	$16,600
Customer relationships	7,900
Non-compete agreements	1,500

Total estimated amortizable intangible assets	$26,000
Estimated indefinite lived intangible assets:
Trademarks and trade names	7,000

Total estimated identifiable intangible assets	$33,000

The Company believes that the estimated intangible asset values presented above represent the fair market values at the date of acquisition and do not exceed the amount a third-party would pay for such assets. The Company used the income approach to determine the fair market value of the intangible assets. This approach calculates fair value by discounting the after-tax cash flows back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted for each intangible asset, under different scenarios as required by the valuation model, and then discounted based on an appropriate discount rate. The discount rates applied were benchmarked with reference to the implied rate of return from the transaction model, as well as the weighted-average cost of capital of other comparable public companies, based on the capital asset pricing model.

The existing technology assets relate to currently marketed products. Given the uncertainties inherent with product development and introduction, there can be no assurance that any of the combined company’s product development efforts will be successful on a timely basis or within budget, if at all. These preliminary estimates of fair value and estimated useful lives may vary materially from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of definite lived intangible assets would cause a corresponding $0.5 million annual increase or decrease in amortization expense, assuming a weighted-average life of 7.2 years. As the Company completes its fair value analysis, additional information may be obtained by the Company regarding the specifics of Olapic’s intangible assets, and additional insight may be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between definite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known as the Company completes its final acquisition accounting.

In estimating the useful life of the acquired assets, the Company considered certain factors such as a review of the expected use by the combined company of the assets acquired, the expected useful life of any other asset (or group of assets) related to the acquired assets, legal, regulatory or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, and the effects of obsolescence, demand, competition and other economic factors.

Goodwill

The preliminary acquisition accounting has resulted in goodwill of approximately $87.0 million. Various factors contributed to the establishment of the goodwill, including: the strategic benefit of expanding the breadth of the Company’s product offerings; the value of Olapic’s highly trained work force; the expected revenue growth over time that is attributable to increased market penetration from future products and customers, and cross-selling by the sales force; and the synergies expected to result from reducing redundant infrastructure such as corporate costs and field operations. The goodwill acquired in the Olapic acquisition is not deductible for tax purposes.

5. Pro Forma Adjustments

The following pro forma adjustments reflected in the Pro Forma Financial Statements are based on preliminary estimates and assumptions, which may change as additional information is obtained. Amounts are in thousands, unless otherwise stated:

(A)	Represents the use of $22,699 of cash and cash equivalents, exclusive of the $110.0 million obtained from the credit facility, to fund the acquisition of Olapic in accordance with the terms of the merger agreement. Additionally, reflects a reclassification of restricted cash as discussed in Adjustment (G) below:

(In Thousands) June 30, 2016
Cash utilized to fund the acquisition of Olapic	$(22,699)
Reclassification of restricted cash to cash and cash equivalents (Adjustment G)	528

Total pro forma adjustment	$(22,171)

(B)	The Company determined that based on the short term nature of these items, the historical book values recorded approximate the estimated fair values. This determination may be subject to change.

(C)	The Company determined that based on the nature, age and condition of the property and equipment assets acquired that the historical book values recorded approximate the estimated fair values. The estimated useful lives of the acquired property and equipment assets range from three to five years. This determination may be subject to change.

(D)	Represents adjustment to record goodwill associated with the acquisition of Olapic of $86,974 as shown in Notes 3 and 4.

(E)	Represents adjustments to record identified intangible assets, including developed technology, customer relationships, trademarks and trade names and non-compete agreements. The fair value of the identified intangible assets was determined, as discussed, and shown in Note 4. Definite-lived intangible assets (developed technology, customer relationships and non-compete agreements) are amortized on a straight-line basis over a weighted-average life of 7.2 years. Based on the estimated value of these intangibles and their estimated useful lives, the adjustments to the Pro Forma Statements of Income are recorded as follows:

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Included in cost of revenue:
Developed technology	$830	$1,660

Total amortization expense included in cost of revenue	$830	$1,660

Included in operating expenses:
Customer relationships	$1,975	$3,950
Non-compete agreements	188	375

Total amortization expense included in operating expenses	$2,163	$4,325

Total pro forma adjustment	$2,993	$5,985

These preliminary estimates of fair value and estimated useful lives may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the Pro Forma Financial Statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of approximately $3,300, and an increase or decrease in annual amortization expense of approximately $457 thousand, assuming a weighted-average life of 7.2 years.

(F)	Represents the recording of the $9.0 million Founder Holdback as of the Pro Forma Balance Sheet date, which was allocated from the purchase consideration. The founders of Olapic will receive the $9.0 million in two payments made over a period of three years, provided they provide continued service to Monotype throughout those periods. As such, the amount will be recognized as compensation expense by Monotype over the identified service periods. Recognition of the Founder Holdback as compensation expense is discussed in Adjustment (L) below.

(G)	Reflects the amounts drawn on Monotype’s existing credit facility to finance the acquisition of Olapic, as well as the effects of extinguishing Olapic’s outstanding debt upon the merger, including the elimination of historical deferred financing costs upon the extinguishment of the existing Olapic outstanding debt. Additionally, includes the reclassification of $528 thousand of restricted cash on Olapic’s historical balance sheet to cash and cash equivalents, as the restriction was directly related to the historical Olapic revolving line of credit, and ceased upon the completion of the transaction.

(H)	Represents the estimated adjustment to decrease the assumed deferred revenue obligations to a fair value of approximately $3,796, a $5,203 decrease from the carrying value. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining contract obligations, plus a normal profit margin. After the acquisition, this adjustment will have a continuing impact and will reduce revenue related to the assumed performance obligations as the services are provided over the next four years. The pro forma adjustments to reduce revenue by $447 thousand for the six months ended June 30, 2016 and $4,198 for the year ended December 31, 2015 reflect the difference between the contractual payments received under the contracts and the fair value of the assumed performance obligations as they are satisfied, assuming the transaction was completed on January 1, 2015.

(I)	To eliminate the historical deferred rent balance of Olapic upon the acquisition.

(J)	To eliminate the historical stockholders’ equity accounts of Olapic. The retained earnings adjustment also includes the impact of recording an adjustment for transaction costs incurred in connection with the acquisition, as discussed in Adjustment (K) below.

(K)	Reflects the accrual of $941 thousand of transaction costs incurred in connection with the acquisition of Olapic, but not recorded in the historical financial statements as of June 30, 2016. This amount is reflected as an adjustment to retained earnings but is not reflected in the Pro Forma Statements of Income, as they will not have a continuing impact on the Company.

(L)	Reflects the following adjustments to operating expenses:

Compensation

Reflects new compensation arrangements with the founders of Olapic, in connection with the merger which is expected to have a continuing impact on the Company. The founder holdback as discussed in Adjustment (F), above, will be recognized as compensation expense over the three year period the founders are expected to provide service to the Company in order to receive the payments. Additionally, the founders were provided restricted stock grants which were valued at approximately $6,706, and will be recognized on a straight-line basis over the three year vesting period. The pro forma expenses recognized, related to both the founder holdback and the restricted stock grants, are classified within the categories of operating expenses that the Company expects to recognize similar compensation for these individuals in future periods.

Transaction costs

To eliminate transaction costs totaling approximately $709 thousand that are included in the historical financial statements for the six months ended June 30, 2016. Approximately $0.2 million and $0.5 million of this amount was incurred by the Company and Olapic, respectively. These costs are eliminated as they are attributable to the acquisition of Olapic and will not have a continuing impact on the Company.

Reclassifications

To reclassify certain non-income tax expenses recorded by Olapic in the historical financial statements as other income (expense) to general and administrative expenses, consistent with the classification treatment by the Company.

The summary of adjustments recorded to each of the operating expense categories are as follows:

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Included in marketing and selling:
Compensation-related, founder holdback	$583	$1,167
Compensation-related, restricted stock grants	373	745

Total pro forma adjustment	$956	$1,912

Included in research and development:
Compensation-related, founder holdback	$583	$1,167
Compensation-related, restricted stock grants	373	745

Total pro forma adjustment	$956	$1,912

Included in general and administrative:
Compensation-related, founder holdback	$583	$1,167
Compensation-related, restricted stock grants	373	745
Transaction costs	(709)	—
Reclassifications	—	237

Total pro forma adjustment	$247	$2,149

(M)	Represents the net increase to interest expense resulting from interest on the amounts drawn on Monotype’s credit facility to finance the acquisition of Olapic, as well as the elimination of interest expense and amortization of deferred financing costs related to Olapic’s outstanding debt upon the merger, as follows:

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Elimination of interest expense and amortization of deferred financing costs - Olapic historical debt	$(87)	$(183)
Interest expense on amounts drawn on Monotype’s credit facility	962	1,923

Total pro forma adjustment	$875	$1,740

(N)	The decrease in interest income is based on the estimated cash available for investment, as a result of estimated cash utilized for the acquisition of $22,699 thousand. The weighted-average annual rates of return for the average cash and cash equivalents balances of Monotype were calculated to be approximately 0.27% and 0.27%, respectively, for the periods presented based on the historical returns during the periods. These rates were applied to the anticipated decrease in cash and cash equivalents available for investment to estimate the decrease in interest income, as follows:

	(In Thousands)
	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Weighted-average annual rate of return on cash available for investment	0.27%	0.27%
Cash available to be utilized for payment of merger consideration	$22,699	$22,699

Interest income exclusion	$(31)	$(62)

Total pro forma adjustment	$(31)	$(44	)(1)

(1)	The pro forma adjustment as recorded in the Pro Forma Statement of Income for the year ended December 31, 2015 was $(44) thousand, which represents the total interest income recorded by the Company during that period in the historical financial statements.

(O)	Reflects the recognition of deferred tax assets acquired in the transaction, primarily related to the federal and state tax benefit of Olapic net operating loss carryforwards of approximately $30,000 thousand, and deferred tax liabilities related to recording identified intangible assets and deferred revenue at their fair values at the acquisition date, as follows:

(In Thousands) June 30, 2016
Deferred tax assets acquired	$12,050
Deferred tax liabilities assumed	(14,016)

Total pro forma adjustment	$(1,966)

(P)	Reflects the income tax effect of recording an income tax benefit related to the historical Olapic pretax losses that previously could not be recognized due to the need for a valuation allowance, as well as the pro forma adjustments recorded, based on the estimated statutory federal and state income tax rate of 37.1%.